UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported)	April 24, 2006

ABLEST INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10893	65-0978462

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1511 N. Westshore Blvd., Suite 900, Tampa, Florida	33607

(Address of Principal Executive Offices)	(Zip Code)
(813) 830-7700

(Registrant’s Telephone Number, Including Area Code)
1901 Ulmerton Road, Suite 300, Clearwater, Florida 33762

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 17, 2006, Ablest Inc. (the “Company”) entered into an Employment Agreement with John Horan to be effective as of May 15, 2006, pursuant to which Mr. Horan will serve as Vice President and Chief Financial Officer (the “Employment Agreement”). The Employment Agreement is for a two year term beginning May 15, 2006, unless otherwise terminated as provided in the agreement.
     The Employment Agreement provides that Mr. Horan will receive a base salary of $160,000 for the remainder of 2006, which shall be pro rated to reflect a start date of May 15, 2006, with annual bonuses in an amount to be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion. For 2006, Mr. Horan’s target annual bonus is 30% of his base salary, provided that any annual bonus paid in 2006 will be prorated based on the period of Mr. Horan’s employment in 2006. The annual bonus may be increased if the Company meets or exceeds certain performance goals determined by the Compensation Committee. Mr. Horan is eligible for compensation increases beginning in 2007, as determined by the Compensation Committee. Mr. Horan is also eligible for expense reimbursement, and to participate in all benefit plans and arrangements applicable to senior executives of the Company. The Employment Agreement contains confidentiality provisions and a two-year noncompete and nonsolicitation agreement.
     The Employment Agreement provides that upon Mr. Horan’s death or disability, Mr. Horan or his estate will be entitled to receive his base salary for the lesser of 12 months or the remainder of his employment period, which in no event shall be less than six months. Such amounts shall be reduced for any benefits paid upon Mr. Horan’s death under any life insurance policy obtained by the Company, other than insurance policies provided under employee benefit plans of the Company. The Employment Agreement permits the Company to terminate Mr. Horan for “cause” (as defined in the Employment Agreement). If the Company terminates Mr. Horan without “cause” or Mr. Horan terminates his employment due to a material breach of the Employment Agreement by the Company, the Company shall continue to pay to Mr. Horan his full salary and benefits to which he is then entitled for the lesser of 12 months or the remainder of the term of the Employment Agreement, plus an additional amount, which shall be paid within 30 days of termination, equal to the amount of Mr. Horan’s target bonus opportunity for the year in which the termination occurs. If Mr. Horan’s employment is terminated by the Company, other than by reason of his death or disability, upon or within two years following a change of control (as defined in the Employment Agreement), Mr. Horan will be entitled to receive an amount equal to two times his base salary at the time of such termination. If required in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the termination and change of control payments described in this paragraph will not be made until the first day of the seventh month following Mr. Horan’s termination.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Effective as of May 15, 2006, John Horan, 44, will serve as Vice President and Chief Financial Officer of the Company. The information set forth in Item 1.01 regarding the terms of Mr. Horan’s employment agreement is incorporated by reference into this Item 5.02. Effective May 15, 2006, Charles Heist will resign as acting Chief Financial Officer and Treasurer, but will remain as Chairman of Ablest.
     Prior to joining the Company, Mr. Horan worked from February 2004 to April 2006 as Vice President, Gaming Services, of Certegy (formerly Equifax) Card Services, Inc., where he was responsible for managing the integration and ongoing operations for a division specializing in cash access services for 60 casino locations. From April 2000 to February 2004, Mr. Horan served as Assistant Vice President, and later Vice President, Merchant Services for Certegy, where he managed a team providing card acceptance services. A copy of the press release issued by the Company announcing the appointment of Mr. Horan is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Exhibits.
     See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

ABLEST INC.
By:	/s/ Nolan B. Gardner
Nolan B. Gardner,
Secretary

Date: April 24, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 24, 2006